Exhibit 99.(A)(12)

                         FOR:           DH Technology

                         APPROVED BY:   Walter S. Sobon
                                        Chief Financial Officer
                                        (619) 451-3485

                         CONTACTS:      Morgen-Walke Associates
                                        Chris Danne, Cheryl Myers
                                        (415) 296-7383

For Immediate Release





          AXIOHM PURCHASES 94.28% OF TENDERED SHARES OF DH TECHNOLOGY


SAN DIEGO, CA/August 21, 1997 -- DH Technology, Inc. (Nasdaq: DHTK) and Axiohm S.A. announced that Axiohm has accepted and will purchase today, on a pro rata basis, 7,000,000 shares of DH Technology common stock which were tendered under Axiohm's tender offer which expired on August 12, 1997. The purchased shares represent 94.281326% of the 7,424,762 shares tendered. Checks will be mailed to tendering stockholders no later than August 22nd.

     DH Technology designs, manufactures and distributes transaction printers and mechanisms, magnetic and chip card readers, magnetic heads, impact printheads, bar code printers, and related services and supplies, such as labels and ribbons. The Company's products provide solutions for many diverse applications, including freight and bar code labels, bank transactions, point-of-sale receipts and gaming tickets. The Company employs a broad range of technologies, including thermal, impact and laser printing, as well as magnetic and electronic (chip) card reading technologies.



[Letterhead of Morgen-Walke Associates, Inc. appears here]